THIS DEFINITIVE AGREEMENT AND SHARE ACQUISITION, (this "Agreement"), dated March 9, 2001, ("Closing Date"), defines the principal terms of a corporate acquisition between and among:

     A. Purchaser: THE THEME FACTORY, INC., a Nevada Corporation, (herein referred to as "TMFT"), located at 9005 Cobble Canyon Lane, Sandy, Utah 84403; which as a prior precedent condition to the Closing shall have completed the acquisition of AQUAPURE INTERNATIONAL, INC., a Nevada corporation, (herein referred to as "API"), located at 4838 South Detroit Avenue, Tulsa, OK 74105, by acquiring all of the issued and outstanding shares of API from the API Shareholders ("API SHAREHOLDERS");

                                  And

     B.  Seller:   WATER STAR BOTTLING, Inc., a Wyoming Corporation, (herein
referred to as "WBI", located at in c/o PO Box 1685, Mesa, AZ 85211; which owns eighty-five percent of its subsidiary GEYSER PRODUCTS, LLC, a Delaware Limited Liability Company, (herein referred to as "GPL"), located at 205 East Southern Avenue, Suite 200, Mesa, AZ 85210; and certain shareholders of WBI, as listed on Exhibit A, (herein referred to as "SELLING SHAREHOLDERS").

                          W I T N E S S E T H:

     In this Agreement, the above (A) and (B) (collectively referred to as the "Parties," and each separately as a "Party") seek to memorialize a definitive legally binding agreement ("Definitive Agreement") providing for a reverse acquisition.

                                RECITALS:

     WHEREAS, as of the Closing Date, WBI had 1,000,000 shares of Common Stock authorized, of which 85,000 shares are presently issued and outstanding as of the date hereof on a fully diluted basis; the 85,000 shares of WBI issued and outstanding representing all of the shares of WBI in this
Agreement, and are held by   the Selling Shareholders of WBI, as set forth on
Exhibit A attached hereto;

     WHEREAS, prior to the Closing Date, a former minority shareholder of WBI, RDV Beverage, L.L.C., ("Former Minority Shareholder") had caused all of the common stock of WBI it had held to be transferred back to WBI; such stock having previously represented 15,000 shares of WBI's common stock or fifteen percent (15%) of the prior issued and outstanding shares of WBI. The Former Minority Shareholder had authorized WBI to cancel said shares of WBI ("WBI Canceled Stock"), in exchange for the amount of $37,500.00 (plus the increase or less the decrease in the net book value per share of 15% of the common stock of WBI, between January 01, 1996 and December 31, 2001), to be added to the amount that WBI's subsidiary GPL is obligated to repay the Former Minority Shareholder at the time of repayment of a 'Put and Call' option held by said Former minority Shareholder, ("GPL Put/Call Option"), as defined in its entirety and set forth in the following agreements: (a) Section 3.1 of an 'Operating Agreement Of Geyser Products, L.L.C.', dated February 16, 1996 between the Selling Shareholders, GPL and the Former Minority Shareholder; and such agreement amended by (b) a 'Consent, Cancellation of Shares, Termination Of Investment Agreement And Amendment Of Operating Agreement ', agreed upon by the Selling Shareholders, WBI, GPL and the Former Minority Shareholder, ("Consent Agreement"), as of the 14th day of February, 2001. The above agreements are attached under Exhibit N.

     WHEREAS, prior to Closing the Selling Shareholders owned eighty five (85%) of GPL, but had assigned their beneficially owned interests in GPL to WBI as contributed capital. Prior to the Closing Date, WBI had acquired and currently owns eighty-five percent of the member units of GPL, and GPL is an 85% owned subsidiary of WBI ("WBI Group"); and, RDV owns the remaining 15% of the member units of GPL as a minority member. WBI and RDV, majority and minority member unit holders respectively, have both agreed to be bound by the terms of the 'Amendment To Operating Agreement'.

     WHEREAS, the Boards of Directors of each of TMFT and WBI Group have determined that it is in the best interests of the companies and their respective shareholders to consummate the transactions and reorganization contemplated herein in which, subject to the terms and conditions of this Agreement, TMFT will acquire WBI Group as a wholly owned subsidiary and the Selling Shareholders will acquire stock of TMFT.

     WHEREAS, TMFT is a publicly held and traded company with access to the public securities and capital markets; and its contemplated subsidiary API, along with the API Shareholders, have marketing expertise, business contacts and networks and access to distribution channels, which they believe, will make the products of WBI more widely known and accessible to large retail markets;

     WHEREAS, WBI with GPL have facilities for and expertise in the bottling and distribution of spring water and other beverage products;

     WHEREAS, as a prior condition to the closing of this Agreement, TMFT shall have acquired all of the issued and outstanding shares of API, in exchange for issuing 9,000,000 shares of TMFT common stock to the API Shareholders.

     WHEREAS, as of the Closing Date, TMFT had 25,000,000 shares authorized, of which 1,418,831 shares were issued and outstanding on a fully diluted basis, held by 96 Shareholders, as listed on Exhibit B with the percentage owned by each respectively,

     WHEREAS, subject to the terms and conditions of this Agreement, TMFT desires to acquire one hundred (100%) percent of the issued and outstanding Common Stock of WBI, (the "WBI Shares"), making WBI Group a subsidiary of TMFT;

     WHEREAS, for Federal income tax purposes, the parties intend that the transactions contemplated in this Agreement qualify as a non-taxable reorganization under Section 368 (a)(1) (B) of the Internal Revenue Code of 1986, as amended (the" Code"), and qualify under a purchase method of accounting; however, such method of accounting herein contemplated may be changed or modified, without consent or approval of either party, in order to complete a duly qualified tax-free exchange of the shares held by the Selling Shareholders solely for shares of TMFT;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the "Parties") agree as follows

                       ARTICLE I: ACQUISITION

1.1  Acquisition.

     Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein) one hundred percent (100%) of the presently outstanding shares of common stock of WBI held by the Selling Shareholders shall be exchanged solely with TMFT for Seven Million Six Hundred and Fifty Thousand (7,650,000) shares of newly issued TMFT common voting stock ("TMFT shares"). The parties intend that the transaction shall qualify as a tax-free acquisition and corporate reorganization under Section 368 (a) (1) (B) and/or other related or other applicable sections there under.

     The Parties agree that the Selling Shareholders shall collectively transfer their WBI Shares to TMFT in exchange for Seven Million Six Hundred and Fifty Thousand (7,650,000) shares of TMFT common stock, and each Selling Shareholder shall receive the number of TMFT shares that corresponds to that Selling Shareholder's percentage ownership of the WBI Shares set forth on Exhibit A. Notwithstanding anything to the contrary, however, Mr. C. Michael Vance ("Mr. Vance") and the shareholders of API shall be subject to the earn-in procedure set forth in Section 6.11 hereof.

     Selling Shareholders represent and warrant that they will hold such shares of TMFT common stock for investment purposes and not for public distribution and further agree that such shares will be restricted according to Rule 144 of the Securities Act of 1933, as amended.

     TMFT further desires to provide for the continuing operation of the business of WBI and, to that end, wishes to (a) retain WBI Group as subsidiary of TMFT; and, (b) obtain certain employment and non-compete agreements with WBI Group and Mr. C. Michael Vance as set forth in section 7.4 hereof.

1.2  Closing Time.

     Subject to terms and conditions of this Agreement as provided in Article VIII below, the closing of the exchange of the WBI Common Stock (the "Closing") shall take place at Boca Raton, Florida, on the ____ of February, 2001 on or before 5:00 P.M Eastern Standard Time (EST), or such other place, time and date as TMFT and WBI may mutually agree upon in writing ("Closing Time").

1.3  Upon Closing.

     The Selling Shareholders shall transfer and assign all right, title and interest in the WBI shares, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever. TMFT shall transfer and deliver to each Selling Shareholder the number of TMFT Shares that corresponds with that Selling Shareholder's percentage of WBI Shares set forth on Exhibit A. The Parties agree that the execution and delivery of the documents described on Exhibit C shall be a condition of the Closing.

                 ARTICLE II: Representations and Warranties
        Of WBI, 85% held subsidiary GPL, and Selling Shareholders

     WBI, subsidiary GPL, and the Selling Shareholders (the "Entire WBI Group") each represent and warrant to TMFT as follows:

2.1  Organization and Standing.

     WBI is a duly organized and validly existing corporation, in good standing under the laws of the State of Wyoming. WBI has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the property owned, operated or leased by it or the nature of the business conducted by it makes such qualification necessary. GPL is in good standing in the state of its organization Delaware, duly foreign qualified to do business in the State of Arizona and, for the purpose of conducting GPL's business, has paid a business transaction fee in the states of California and New York and a "Replacement Tax" in the state of Illinois.

2.2  Capitalization.

     As of the Closing Date, all of the WBI shares have been validly issued and are fully paid and non-assessable; there is no right of first refusal option or other restriction on transfer applicable to any shares of any securities of WBI; Eighty-five percent (85%) of GPL has been conveyed by contribution and transference to WBI by the Selling Shareholders to be a subsidiary of WBI. The GPL Transferred Units are fully paid and non-assessable; and subject to GPL's Operating Agreement there is no right of first refusal, option or other restriction on transfer applicable to their units of GPL. WBI has the right to acquire the remaining fifteen percent (15%) of GPL that has not been presently transferred to WBI in accordance with the GPL Put/Call Option, listed on Exhibit N.

     WBI Group has made available to TMFT complete and accurate copies of its:

     (a) Articles of Incorporation and Bylaws, each as amended through the date hereof; and Minutes of all of its directors' and shareholders' meetings through the date hereof;

     (b)  GPL's  Operating Agreement

2.3  Rights to Acquire.

     Except as previously disclosed to TMFT, and except for the GPL Put/Call Option, as attached on Exhibit N:

     (a) WBI Group does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire, now or in the future, any of its capital stock or other securities.

     (b) WBI Group does not have outstanding any stock appreciation rights or other rights granting to any person the right to be paid money or other property based on the value of securities of WBI or GPL.

     (c) There are no other agreements, restrictions or understandings to which WBI Group or any Selling Shareholder is a party with respect to the sale, transfer or voting of any shares of the WBI Shares.

2.4  Subsidiaries.

     Except for its 85% owned subsidiary GPL, and its ten (10%) interest in Tenupah, LLC, a Wyoming Limited Liability Company, WBI does not own or control, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business, trust or other entity.

2.5  Authority.

     (a) WBI has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all corporate action of WBI necessary for such execution, delivery and performance has been duly taken. Complete and correct copies, certified by the Secretary or Assistant Secretary of WBI, of the resolutions adopted by the Board of Directors, authorizing and ratifying the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, will be delivered upon Closing; the Selling Shareholders have full power and authority to execute, deliver and perform their obligations under this Agreement, and all action for such execution, delivery and performance has been duly taken.

     (b) Except as previously disclosed to TMFT, to the knowledge of the WBI Group, the execution and delivery by WBI, the Selling Shareholders, and each of the Selling Shareholders of this Agreement and the performance of the transactions contemplated by this Agreement will not result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of WBI's Articles of Incorporation or Bylaws, each as amended through the date hereof, or GPL Operating Agreement, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which WBI, GPL, or any Selling Shareholder is a party or to which any of its or their assets is subject and which individually or in the aggregate is material to WBI, GPL or any Selling Shareholder.

     (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body is required for the consummation by WBI or GPL of the transactions contemplated by this Agreement.

     (d) Upon due execution and delivery by the parties hereto, this Agreement and the agreements related hereto would each be a legal, valid and binding obligation of WBI , GPL , and the Selling Shareholders. Such Agreement will be enforceable against WBI and the Selling Shareholders in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

2.6  Financial Statements.

     WBI and GPL have each made available to TMFT, a balance sheet, income statement and statement of cash flows dated as of the period ended December 31, 2000, (the "WBI Group Unconsolidated Financials"). The WBI Group Unconsolidated Financials were prepared on a tax accounting basis, but WBI and GPL have previously provided certain adjusting entries to the independent auditors engaged to audit the WBI Group Unconsolidated Financials in connection with the preparation of this Agreement to bring the WBI Group Unconsolidated Financials into conformance with generally accepted accounting principles ("GAAP").

2.7  Material Changes.

     Since the 31st day of December, 2000, there has not been with respect to WBI Group:

     (a) Any material adverse change in its financial condition from that shown on the WBI Group Unconsolidated Financials; or

     (b)  Any dividends or other disbursements by WBI or its subsidiary GPL;

     (c) Any damage or loss, whether covered by insurance or not, materially and adversely affecting its business, property, assets or prospects; or

     (d) Any other event or condition materially and adversely affecting its results of operations or business or financial condition or prospects taken as a whole or any event which could have such an effect.

2.8  Accounts Receivable.

     (a) All accounts receivable reflected on the WBI Group Unconsolidated Financials are bona fide, arise from valid sales in the ordinary course of business in the aggregate amount thereof and are collectible in full, except to the extent of the reserve therefore on such financials. Exhibit D contains a complete and accurate report showing all accounts receivable of WBI outstanding as of the date of the WBI Group Unconsolidated Financials, together with an accurate aging of such accounts.

     (b) Except as disclosed in Exhibit D, none of WBI's or GPL's accounts receivable are subject to any lien or claim of offset, setoff or counterclaim and neither WBI,GPL nor any Selling Shareholder has any knowledge of any facts or circumstances that would give rise to any such lien or claim. Except as disclosed on Exhibit D, there are no accounts receivable which are contingent upon the performance by WBI or GPL of future services. WBI's and GPL's backlog as represented by released, valid purchase orders received in the ordinary course of business which by their terms were noncancellable, has all been shipped as of the date of this Agreement.

2.9  No Undisclosed Liabilities.

     Except for certain directors fees and guaranteed payments payable by WBI Group has no debts, liabilities or claims against it, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles which are material individually or in the aggregate and which are not shown or fully provided for on the WBI Group Unconsolidated Financials, except debts, liabilities and claims incurred in the ordinary course of business since the date of the WBI Group Unconsolidated Financials which are not material in the aggregate. All products and services provided to customers by WBI have complied in all material respects with all requirements binding upon WBI, whether by law, regulation, agreement or otherwise. Except for the Put/Call Option GPL has no debts, liabilities or claims against it, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP which are material individually or in the aggregate and which are not shown or fully provided for on the GPL Financials, except debts, liabilities and claims incurred in the ordinary course of business since the date of the GPL Financials which are not material in the aggregate. To the knowledge of GPL, all products and services provided to customers by GPL have complied in all material respects with all requirements binding upon GPL, whether by law, regulation, agreement or otherwise.

2.10 Taxes.

     (a)  To the knowledge of the WBI Group,

          (i) All federal, state, local and foreign tax returns and reports required to be filed to date, and which are properly open for examination under applicable statutes of limitation, with respect to the operations of WBI Group have been accurately prepared and duly filed, and all taxes shown as payable on such returns and reports have been paid when due, including, without limitation income, withholding, payroll, sales and use, and real and personal property taxes; and

          (ii) WBI Group has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any tax to a date subsequent to the date hereof; and

         (iii) No issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of WBI Group that has not been settled or resolved; and

          (iv) There is no pending claim, asserted deficiency or assessment for additional taxes that has not been paid, nor is there any basis for the assertion of any such claim, deficiency or assessment; and

           (v) No material special charges, penalties or fines have ever been asserted against WBI Group with respect to payment of or failure to pay any taxes; and

          (vi) The provision for taxes shown on the WBI Group
               Unconsolidated Financials is sufficient for payment of all unpaid federal, state, local and foreign taxes (whether asserted or unasserted) incurred by WBI through such date.

     (b) WBI has not filed any consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or been subject to any actual or deemed election under Section 338 of the Code.

2.11      Tangible Assets and Inventories.

     (a) Except as disclosed on Exhibit E attached hereto, to the knowledge of the WBI Group, WBI Group has good and marketable title to, valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, free and clear of any material mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except for the lien of taxes not yet due and payable. Exhibit E contains a description and the location of any such material assets that are not in the possession of WBI Group or that are located other than on WBI premises in Afton, Wyoming and/or GPL premises in Mesa, Arizona.

     (b) To the knowledge of the WBI Group;

          (i) All of WBI's and GPL's material assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used; and

          (ii) All obsolete or unusable inventory (including raw materials, other than canned goods, dry mix ingredients and frozen products used in the production of WBI's and GPL's products that WBI or GPL does not reasonably expect to sell within six months of the date of this Agreement), has been appropriately reserved against or written down or written off and is reflected in the WBI Group Unconsolidated Financials as adjusted by the entries WBI or GPL respectively, has previously given to the independent auditors engaged to audit the WBI Financial Statements in connection with the preparation of the Agreement; and

         (iii) All items of equipment, machinery or other tangible assets of WBI and GPL that are currently being used in its business are reflected in the WBI Group Unconsolidated Financials as adjusted by the entries WBI has previously given to the independent auditors engaged to audit the WBI Financial Statements in connection with the preparation of the Agreement.

     (c) Except as disclosed on Exhibit E, to the knowledge of the WBI Group there has not occurred, except for those items listed on the attached Exhibit E since the date of the WBI Group Unconsolidated Financials, any transfer of title other than in the ordinary course of business, any abandonment, any material pilferage or any material loss with respect to any material property, plant or equipment of WBI or GPL.

2.12 Real Property.

     Exhibit F identifies all real property leased by the WBI Group. The WBI Group has made available to TMFT copies of the written lease agreements with respect thereto. To the knowledge of the WBI Group;

          (i) The facilities of WBI Group do not encroach on the property of others and conform in all material respects with all applicable ordinances, regulations and zoning laws; and

          (ii) And all real property used in the operations of WBI Group is in as good repair, reasonable wear and tear excepted, as at the commencement of the lease by WBI Group of such real property.

2.13 Environmental Matters.

     To the knowledge of the WBI Group:

          (i) WBI Group has complied in all material respects with the Safe Drinking Water and Toxic Enforcement Act of 1986; and

          (ii) WBI Group has complied in all material respects with any and all other applicable statutes, rules and regulations in effect (and, to the knowledge of Shareholders or WBI Group any proposed statutes, rules and regulations) regarding the environment including, without limitation, statutes, rules and regulations regarding the production, handling, treatment and disposal of toxic chemicals and hazardous waste.

2.14 Health and Safety Matters.

     To the knowledge of the WBI Group,

          (i) WBI Group has complied in all material respects with any and all applicable health and safety statutes, rules and regulations of state, local and federal authorities in effect (and, to the knowledge of Shareholders or WBI Group any proposed statutes, rules and regulations) regarding the production or distribution of any WBI Group product; and

          (ii) WBI Group has not violated any such statute, ordinance, rule, regulation or order of any agency or court, including the Food and Drug Administration, in any respect material to the conduct of its business and has not received any notice of any such violation from any agency of the type referred to herein.

2.15 Insurance.

     Exhibit G identifies all policies of insurance now in effect covering the assets, properties and business of WBI Group and all products liability and life insurance policies maintained by WBI Group. WBI Group has made available a true and accurate copy of each of the policies listed on Exhibit G to TMFT. To the knowledge of the WBI Group, WBI or GPL has done nothing by way of action or inaction that might invalidate any of such policies in whole or in part.

2.16 Purchase, Sale and Other Agreements.

     (a) Except as disclosed to TMFT, WBI Group states that neither WBI nor GPL is a party or subject to any non-disclosed oral or written Agreement for the:

          (i) Purchase of inventory, supplies, equipment or other real or personal property, or the procurement of services; or

          (ii) Joint venture, partnership or other contract or arrangement involving the sharing of profits; or

         (iii) Except for the GPL Put/Call Option , any agreement relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of WBI Group by any other person or of any other person by WBI Group; or

          (iv) Agreement containing a covenant or covenants which purport to limit the ability or right of WBI Group or any Shareholders to engage in any lawful business activity or compete with any person or entity; or

          (v) Agreements presently in effect pursuant to which WBI Group has appointed any organization or person to act as its distributor or sales agent or pursuant to which WBI Group has been appointed a distributor or sales agent by any third party; or

         (vi) Material contract or agreement not otherwise described in this Agreement that is not terminable by and without penalty to WBI Group.

     (b) To the knowledge of the WBI Group:

          (i) A complete and accurate copy of each written agreement and other document identified has been made available to TMFT; and

         (ii) Each agreement or arrangement identified is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equity principles and to limitations on availability of equitable relief, (including specific performance). To the knowledge of the WBI Group, no party to any such contract, agreement or arrangement is in material default under, or intends to cancel, withdraw, modify or amend, any such contract, agreement or arrangement.

2.17 Intellectual Property.

     (a) To the knowledge of the WBI Group, the WBI Group holds in full force and effect all licenses, permits or other authorizations necessary for the sale of its products and the conduct of its business as currently conducted.

     (b) As listed on Exhibit H, to the knowledge of the WBI Group, WBI Group owns all of the:

          (i) rights, title and interest in and to any and all of the recipes, formulas, trade secrets, trademarks, trade names, patents, copyrights, inventions and discoveries being used by, owned or licensed by the WBI Group; and

          (ii) recipes, formulas, trade secrets, trademarks, trade names, patents, copyrights, inventions and discoveries, including any and all recipes, formulas or inventions in process (whether or not reduced to practice) or any patent or trademark applications filed by WBI Group, shall be conveyed at closing.

     (c) To the knowledge of the WBI Group, except as disclosed on Exhibit H, WBI Group and Selling Shareholders are not making use of any patentable or unpatentable invention or any confidential information in which any present or past employee of WBI Group has or has claimed an interest and WBI Group and Selling Shareholders are not aware of facts that could reasonably be expected to give rise to such a claim.

     (d) To the knowledge of the WBI Group:

          (i) WBI Group possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and other proprietary rights necessary to conduct its business as now being conducted and as planned to be conducted, the lack of which could materially and adversely affect its operations, condition or prospects, financial or otherwise, as listed on Exhibit H; and

          (ii) There is no conflict with or infringement upon any valid rights of others and WBI Group has not received any notice of infringement upon or conflict with the asserted rights of others.

2.18 Employees and Consultants.

     (a) Exhibit I identifies all currently effective consulting and employment agreements and other material agreements, either oral or written, with individual consultants or employees to which WBI Group is a party. Complete and accurate copies of all such written agreements and summaries of all oral agreements have been made available to TMFT. Also shown on Exhibit I are the name of each officer, employee and agent of WBI Group and each such person's present rate of regular compensation and bonus payments related to the most recent fiscal year. Except for the Officers and Directors of WBI Group, as agreed upon in this Agreement, no other officer, manager or key employee of WBI Group has notified WBI Group of an intention to terminate employment or to seek a material change in his terms of employment. Except as to be agreed upon by TMFT, no employee of WBI Group has accrued more than three (3) weeks of paid vacation. WBI Group agrees that at the closing all such consulting and employment agreements, bonus plans, employee stock option plans and/or other agreements between WBI or GPL and Officers, Directors, Consultants or Employees shall be void and null.

     (b) Except as specifically disclosed on Exhibit J, WBI Group is not a party to any other pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or obligation, employee welfare benefit plan, or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization. With respect to each plan described on Exhibit J, WBI Group has furnished to TMFT complete and accurate copies of the plan, the Internal Revenue Service determination letter, if any, all plan applications and amendments, the most recent plan actuarial reports and all reports of or regarding such plan required by the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued hereunder ("ERISA"). With respect to each plan, if any, which is subject to ERISA, WBI Group has properly prepared and timely filed all governmental reports and has properly and timely posted or distributed all notices and reports to employees required to be filed, posted or distributed with respect to such plan. No prohibited transaction has occurred with respect to any such plan that is subject to ERISA, nor is there any pending assertion of the occurrence of any such transaction. WBI and GPL agree that TMFT shall upon the closing of this Agreement have sole discretion of whether to retain or change said agreements mentioned in this Agreement.

     (c) WBI Group has delivered to counsel for TMFT:

          (i) All documentation received by WBI or GPL relating to union activities, including but not limited to, correspondence or orders from the National Labor Relations Board and any state labor relations agencies or organizations, and

          (ii) All documentation relating to union activity and labor practices at WBI or GPL given by WBI or GPL to its employees. There are currently no agreements with any unions and no strikes or labor disputes pending or threatened by any of the employees of WBI or GPL.

     (d) To the knowledge of the WBI Group,

          (i) WBI and GPL has complied in all material respects with all applicable laws or regulations relating to the employment of labor; and

          (ii) WBI and GPL have withheld all amounts required by law or agreement to be withheld from its employees for the payment of any tax or contribution.

     (e) Except as set forth on Exhibit I, there are no currently outstanding loans from WBI or GPL to any officer, director or employee of WBI Group and no commitments to lend any money or other property to any such person.

     (f) To the knowledge of the WBI Group,

          (i) No employee is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of WBI or GPL or would conflict with WBI's or GPL's business as conducted or proposed to be conducted; and

          (ii) No employee of WBI or GPL is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

2.19 Bank Accounts.

     Exhibit K identifies all bank accounts used in connection with the operations of WBI and GPL whether or not such accounts are held in the name of WBI or GPL, lists the respective signatories therefore and lists the names of all persons holding a power of attorney from WBI or GPL and a summary statement of the terms thereof

2.20 Borrowings and Guarantees.

     Exhibit K identifies all agreements and undertakings pursuant to which WBI or GPL is borrowing or is entitled to borrow any money, is lending or has committed itself to lend any money, or is a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements have been delivered to TMFT.

2.21 Compliance with Laws.

     To the knowledge of the WBI Group, the present conduct of the business of WBI or GPL does not violate any law, ordinance, regulation, judgment, order, decree or rule of any court, arbitrator or governmental agency or entity in any respect material to the conduct of its business and, there are no laws, ordinances or regulations proposed, and legal or administrative proceedings or investigations pending or threatened, which, if enacted or determined adversely to WBI Group, could reasonably be expected to result, individually or in the aggregate, in any material adverse change in WBI Group's business, prospects or financial condition..

2.22 Customers.

     Except as disclosed on Exhibit M, to the knowledge of WBI Group, WBI Group is not aware and has no reason to believe that any of the customers, distributors or brokers or retailers has reduced materially or terminated, or intends to reduce materially or to terminate, the amount of its business with WBI Group or their distributors or brokers, as applicable.

2.23 Absence of Litigation:

     Except as disclosed on Exhibit L attached hereto neither WBI Group, nor any officer or director of WBI Group nor any Selling Shareholder is engaged in, or has received any threat of, any litigation, arbitration, investigation or other proceeding relating to WBI Group or its employee benefit plans, property, business assets, licenses, permits or goodwill, or against or affecting the transactions contemplated by this Agreement, nor, to the knowledge of the WBI Group, is there any basis therefore.

2.24 Transactions.

     WBI Group has made available to TMFT a true and complete list of all material contracts now in effect between WBI Group and any person who now is or at any time since inception has been an officer, director or controlling shareholder of WBI Group, other than salary and incentive compensation arrangements of a customary nature entered into in the ordinary course of business; and WBI Group has made available to TMFT a true and complete list of all equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of intellectual property, used in connection with or pertaining to the business of WBI Group.

2.25 Accuracy of Documents

     The copies of all instruments, agreements, other documents and written information delivered to TMFT by WBI Group, any Selling Shareholder, or any of their representatives are and will be true and correct copies as of the date of delivery thereof. No representations or warranties made by WBI Group or any Shareholders in this Agreement nor any document, written information statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by WBI Group or any WBI Shareholders, or their representatives, to TMFT pursuant hereto or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no event, fact or condition which, to the knowledge and belief of the WBI Group, materially and adversely affects the business, assets, financial condition or prospects of WBI Group, or which could reasonably be expected to do so, which has not been set forth in this Agreement or the Exhibits hereto.

2.26 Title to WBI Shares and GPL Transferred Units.

     Each Selling Shareholder has good, valid and marketable title to the WBI shares listed in opposite his or her respective name on Exhibit A attached hereto, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever. WBI has good, valid and marketable title to their GPL Units, as listed on Exhibit A, free and clear of any and all liens, claims, options, charges and encumbrances.

2.27 Authority of Shareholders.

     Each Selling Shareholder has the absolute and unrestricted right, power and authority to sell, assign, transfer and deliver the WBI shares listed opposite his or her respective name on Exhibit A attached hereto, to execute this Agreement and the agreements related hereto, to make the representations, warranties and agreements contained herein and in the related agreements and to perform his or her obligations hereunder and under the agreements related hereto. Subject to the terms of the Operating agreement, WBI has the absolute and unrestricted right, power and authority to sell, assign, transfer and deliver 85% of the GPL Units.

2.28 Representations of WBI's Shareholders

     Each Selling Shareholder hereby represents and warrants to TMFT as of the date hereof that, to his or her knowledge, the representations and warranties of WBI and each other Selling Shareholder set forth herein are true and correct.

            ARTICLE III:  Representations And Warranties Of TMFT

     TMFT represents, warrants and covenants to WBI Group and Selling Shareholders as follows:

3.1  Organization and Standing.

     TMFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. TMFT is a fully reporting public company pursuant to section 15 (d) of the Exchange Act of 1934, as amended. The voting common stock currently trades on the NASDAQ Over The Counter (OTC) Electronic Bulletin Board under the symbol [OTC BB: TMFT]. The authorized capital stock of TMFT consists of: 25,000,000 shares of voting common stock, $.001 par value per share, and no shares of preferred stock. TMFT has currently 1,418,831 shares of common stock issued and outstanding held by approximately 96 shareholders of record, and has issued no preferred stock. TMFT has issued no options to acquire common shares, has no other obligations to issue shares of its common stock and has no other securities outstanding that are convertible into its common stock. TMFT's only publicly listed security is such voting common stock.

3.2  Authority:

     (a) TMFT has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action necessary for such execution, delivery and performance hereof and thereof by TMFT has been duly taken. Complete and correct copies, certified by the Secretary or Assistant Secretary of TMFT, of the resolutions adopted by the Board of Directors, authorizing and ratifying the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

     (b) Subject to TMFT obtaining all necessary consents, which consents have been obtained or will be obtained on or prior to the Closing Date, the execution and delivery by TMFT of this Agreement and the agreements related hereto do not, and the performance and consummation of the transactions contemplated by this Agreement and the agreements related hereto will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its Certificate of Incorporation or Bylaws, each as amended through the date hereof, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which TMFT is a party or to which any of the assets of TMFT is subject and which individually or in the aggregate is material to TMFT.

     (c) Each consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body which is required for the consummation by TMFT of the transactions contemplated by this Agreement has been obtained or will be obtained prior to or upon the Closing.

     (d) Upon due execution and delivery by the parties hereto, this
Agreement and the agreements related hereto will each be legal, valid and binding obligations of TMFT, enforceable against TMFT in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights
generally.  Except for the actions and   filings with the State of Nevada, the
Securities & Exchange Commission and the Nasdaq OTC Bulletin Board, hereof, no
consent, approval   or authorization of, exemption or other action by notice
or declaration, filing or registration with, any third party or governmental agency is required to be obtained, made or given by TMFT in connection with
the execution, delivery   and performance of this Agreement or the
consummation by TMFT of the transactions contemplated by this Agreement.

3.3  Absence of Litigation

     Neither TMFT nor any officer or director of TMFT is engaged in, or has received any threat of any litigation, arbitration, investigation or other proceeding related to or affecting the transactions contemplated by this Agreement, nor to the knowledge of TMFT, is there any basis therefore

3.4  Accuracy of Documents and Information.

     The copies of all instruments, agreements, other documents and written information delivered to WBI Group or any Selling Shareholders by TMFT, or any of their representatives are and will be true and correct copies as of the date of delivery thereof. No representations or warranties made by TMFT in this Agreement nor any document, written information statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by TMFT, or their representatives, to WBI Group or any Selling Shareholders pursuant hereto or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

3.5  Financial Statements.

     The following financial statements of TMFT have been furnished to WBI Group and the Selling Shareholders; audited financial statements of TMFT accompanied by a report of its independent certified public accountants containing audited balance sheets of TMFT for the period ending April 30, 1998, 1999 and 2000, available on Form 10-KSB on Edgar; (b) un-audited financial statements of TMFT containing balance sheets and statements of operations for the most recent quarter ended October 31, 2000 available on Form 10-QSB on Edgar.

     To the knowledge of TMFT, such financial statements, together with and subject to the disclosures s thereto,

          (i)  Are in accordance with the books and records of TMFT; and

          (ii) Present fairly and accurately the financial condition of TMFT as of the dates of the balance sheets; and

         (iii) Present fairly and accurately the results of operations for the periods covered by such statements; and

          (iv) Have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and

           (v) Include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of TMFT, and of the results of operations of TMFT for the periods covered by such statements; and

          (vi) Fully comply with all requirements of Regulation SK and all applicable securities laws.

3.6  Books and Records:

     From the date of this Agreement to the Closing, TMFT will:

          (1) Provide to WBI Group and the Selling Shareholders or their respective representatives any and all relevant documents regarding securities filings, broker dealer due diligence packages, offering memorandums, and copies of Form D; and

          (2) Give to WBI Group and the Selling Shareholders, or their respective representatives, full access during normal business hours to all of its offices, books, records, contracts, stock certificate books, stock certificates, transfer Ledgers, minutes books and other corporate documents ("Corporate Records") and properties so that Selling Shareholders may inspect and audit them; and

          (3) Furnish such information concerning the properties and affairs of TMFT as the Selling Shareholders may reasonably request. TMFT represents and warrants that all of TMFT's Corporate Records are true, correct and complete and constitute all of its Corporate Records, thereof and, the minute books of TMFT reflect all material actions taken and authorizations given by the Board of Directors of TMFT or any committee thereof and all material actions taken and authorization given by the WBI Shareholders of TMFT.

3.7  Confidentiality:

     TMFT and its representatives will keep confidential any information that they obtain from the Selling Shareholders or from WBI Group concerning the properties, assets and business of WBI. If the transactions contemplated by this Agreement are not consummated by March 15, 2001 TMFT will return to WBI Group either return all written matter with respect to WBI obtained by TMFT in connection with the negotiation or consummation of this Agreement, or destroy such confidential information, and attest to that fact.

3.8  Investment Intent:

     TMFT is acquiring the WBI Group shares for investment and not with a view to the sale or distribution thereof, and TMFT has no commitment or present intention to liquidate WBI or GPL or to sell or otherwise dispose of shares of its stock.

3.9  Environmental Matters.

     TMFT represents and warrants:

     (a) TMFT has at all times been in compliance with all applicable federal, state and local environmental laws; and

     (b) TMFT has not been required to obtain any licenses or permits required under environmental laws for the operation of its business; and

     (c) No hazardous substances (as defined in applicable federal, state and local environmental laws and regulations) have been generated, transported, stored, treated, recycled, disposed of or otherwise handled in any way in the operation of the TMFT's business, except in compliance with all applicable Environmental laws. There are no locations now owned or operated by TMFT where hazardous substances have been generated, transported, stored, treated, recycled, disposed of or otherwise handled, except in compliance with all
applicable environmental laws.   There is no past or ongoing release or threat
of release of hazardous substances from any of the properties currently owned or operated by TMFT or any of its affiliates or, to the knowledge of TMFT, from any properties formerly owned or operated by TMFT or any of its
affiliates.   TMFT has not treated, stored for more than 90 days, or disposed of any hazardous waste; as such term is used within the meaning of federal, state or local law, except in compliance with all applicable environmental laws; and

     (d) TMFT has not received any written notice from any governmental authority, regulatory agency or other person advising that TMFT is potentially responsible for costs associated with any release or threatened release of hazardous substances or potentially liable for any violation of any
environmental law.   No pending or, to the   knowledge of TMFT, threatened
order, litigation, settlement or citation with respect to hazardous substances exists with respect to or in connection with the operation of the business.
There has been no environmental investigation conducted by any   governmental
authority or regulatory agency with respect to the operation of its business;
and

     (e) No underground storage tanks are or, to the knowledge of TMFT, ever were located on any properties currently or previously owned or leased by TMFT. To the knowledge of TMFT, no PCBs or asbestos-containing materials are located on, contained in or otherwise form a part of any of the assets or properties of TMFT.

3.10 Rights to Acquire.

     (a) TMFT does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire, now or in the future, any of its capital stock or other securities;

     (b) TMFT does not have outstanding any stock appreciation rights or other rights granting to any person the right to be paid money or other property based on the value of securities of TMFT.

     (c) Except as mentioned in this Agreement by TMFT, there are no agreements, restrictions or understandings to which TMFT is a party with respect to the sale, transfer or voting of any shares of the TMFT Shares.

3.11      Subsidiaries.

     TMFT does not own or control, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business, trust or other entity.

3.12 Material Changes.

     Since the fiscal quarter ending October 31, 2000 as filed with the S.E.C. on December 15, 2000 on Form 10-QSB, there has not been with respect to TMFT Group:

     (e) Any material adverse change in its financial condition from that shown on the TMFT Financials; or

     (f) Any damage or loss, whether covered by insurance or not, materially and adversely affecting its business, property, assets or prospects; or

     (g) Any other event or condition materially and adversely affecting its results of operations or business or financial condition or prospects taken as a whole or any event which could have such an effect.

3.13 No Undisclosed Liabilities.

     TMFT has no debts, liabilities or claims against it, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles which are material individually or in the aggregate and which are not shown or fully provided for on the TMFT Financials, except debts, liabilities and claims incurred in the ordinary course of business since the date of the TMFT Financials which are not material in the aggregate. The applicable reserves reflected on the TMFT Financials are sufficient for payment of all claims, asserted and unasserted, of customers to which TMFT has sold products or provided services through such date. All products and services provided to customers by TMFT have complied in all material respects with all requirements binding upon TMFT, whether by law, regulation, agreement or otherwise.

3.14 Taxes.

     (g) To the knowledge of TMFT:

          (i) All federal, state, local and foreign tax returns and reports required to be filed to date, and which are properly open for examination under applicable statutes of limitation, with respect to the operations of TMFT has been accurately prepared and duly filed, and all taxes shown as payable on such returns and reports have been paid when due, including, without limitation income, withholding, payroll, sales and use, and real and personal property taxes; and

          (ii) TMFT has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any tax to a date subsequent to the date hereof; and

         (iii) No issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of TMFT that has not been settled or resolved; and

          (iv) There is no pending claim, asserted deficiency or assessment for additional taxes that has not been paid, nor is there any basis for the assertion of any such claim, deficiency or assessment; and

           (v) No material special charges, penalties or fines have ever been asserted against TMFT with respect to payment of or failure to pay any taxes; and

          (vi) The provision for taxes shown on the TMFT Financials is sufficient for payment of all unpaid federal, state, local and foreign taxes (whether asserted or unasserted) incurred by TMFT through such date.

     (b) TMFT has not filed any consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or been subject to any actual or deemed election under Section 338 of the Code.

3.15 Insurance.

     Exhibit O identifies all policies of insurance now in effect covering the assets, properties and business of TMFT and all products liability and life insurance policies maintained by TMFT. TMFT has made available to WBI Group a true and accurate copy of each of the policies listed on Exhibit O to WBI. To the knowledge of the TMFT, TMFT or has done nothing by way of action or inaction that might invalidate any of such policies in whole or in part.

3.16      Purchase, Sale and Other Agreements

     To the knowledge of TMFT, TMFT states that it is not a party or subject to any non-disclosed oral or written Agreement relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of TMFT by any other person or of any other person by TMFT; nor does TMFT have any material contracts nor agreements not otherwise described in this Agreement.

3.17      Intellectual Property.

     To the knowledge of TMFT, TMFT neither holds nor owns any rights, title and interest in and to any recipes, formulas, trade secrets, trademarks, trade names, patents, copyrights, nor inventions. To the knowledge of TMFT, TMFT and Mr. David Merrell are not making use of any patentable or unpatentable invention or any confidential information in which any present or past employee of TMFT has or has claimed an interest; and TMFT nor Mr. Merrell is not aware of facts that could reasonably be expected to give rise to such a claim.

3.18      Employees and Consultants.

     (a) Exhibit Q identifies all currently effective consulting and employment agreements and other material agreements; either oral or written, with individual consultants or employees to which TMFT is a party. Complete and accurate copies of all such written agreements and summaries of all oral agreements have been made available to WBI Group. Also shown on Exhibit Q are the name of each officer, employee and agent of TMFT and each such person's present rate of regular compensation and bonus payments related to the most recent fiscal year. Except for the Officers and Directors of TMFT, as agreed upon in this Agreement, no other officer, manager or key employee of TMFT has notified TMFT of an intention to terminate employment or to seek a material change in his terms of employment. Except as to be agreed upon by TMFT, no employee of TMFT has accrued more than three (3) weeks of paid vacation. TMFT agrees that at the closing all such consulting and employment agreements, bonus plans, employee stock option plans and/or other agreements between TMFT and Officers, Directors, Consultants or Employees shall be void and null.

     (b) Except as specifically disclosed on Exhibit R TMFT is not a party to any other pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or obligation, employee welfare benefit plan, or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization. With respect to each plan described on Exhibit R, TMFT has furnished to WBI complete and accurate copies of the plan, the Internal Revenue Service determination letter, if any, all plan applications and amendments, the most recent plan actuarial reports and all reports of or regarding such plan required by the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued hereunder ("ERISA"). With respect to each plan, if any, which is subject to ERISA, TMFT has properly prepared and timely filed all governmental reports and has properly and timely posted or distributed all notices and reports to employees required to be filed, posted or distributed with respect to such plan. No prohibited transaction has occurred with respect to any such plan that is subject to ERISA, nor is there any pending assertion of the occurrence of any such transaction.

     (c) TMFT has delivered to counsel for WBI:

          (i) All documentation received by TMFT relating to union activities, including but not limited to, correspondence or orders from the National Labor Relations Board and any state labor relations agencies or organizations, and

          (ii) All documentation relating to union activity and labor practices at TMFT given by TMFT or to its employees. There are currently no agreements with any unions and no strikes or labor disputes pending or threatened by any of the employees of TMFT.

     (d) To the knowledge of TMFT,

          (i) TMFT has complied in all material respects with all applicable laws or regulations relating to the employment of labor; and

          (i) TMFT has withheld all amounts required by law or agreement to be withheld from its employees for the payment of any tax or contribution.

     (e)  Except as set forth on Exhibit Q, there are no currently
outstanding loans from TMFT   to any officer, director or employee of TMFT
Group and no commitments to lend any money or other property to any such person.

     (f)  To the knowledge of the TMFT,

          (i) No employee is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of TMFT would conflict with TMFT's business as conducted or proposed to be conducted; and

         (iii) No employee of TMFT is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

3.19 Bank Accounts.

     Exhibit S identifies all bank accounts used in connection with the operations of TMFT and whether or not such accounts are held in the name of TMFT or, lists the respective signatories therefore and lists the names of all persons holding a power of attorney from TMFT or and a summary statement of the terms thereof

3.20      Borrowings and Guarantees.

     Exhibit S identifies all agreements and undertakings pursuant to which TMFT or is borrowing or is entitled to borrow any money, is lending or has committed itself to lend any money, or is a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements have been delivered to WBI.

3.21 Compliance with Laws.

     To the knowledge of TMFT, the present conduct of the business of TMFT does not violate any law, ordinance, regulation, judgment, order, decree or rule of any court, arbitrator or governmental agency or entity in any respect material to the conduct of its business and, there are no laws, ordinances or regulations proposed, and legal or administrative proceedings or investigations pending or threatened, which, if enacted or determined adversely to TMFT, could reasonably be expected to result, individually or in the aggregate, in any material adverse change in TMFT's business, prospects or financial condition.

3.22      Transactions.

     TMFT has made available to WBI Group a true and complete list of all material contracts now in effect between TMFT and any person who now is or at any time since inception has been an officer, director or controlling shareholder of TMFT, other than salary and incentive compensation arrangements of a customary nature entered into in the ordinary course of business; and TMFT has made available to WBI Group a true and complete list of all equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of intellectual property, used in connection with or pertaining to the business of TMFT .

         ARTICLE IV: Covenants Of WBI Group And Selling Shareholders

4.1  Maintenance of Business.

     WBI Group and the Selling Shareholders will use their best efforts to carry on and preserve the business, goodwill and relationships of WBI Group with customers, suppliers, officers, employees, agents and others in substantially the same manner as they have prior to the date hereof. Subject to any directions from TMFT, WBI Group and the Selling Shareholders will use their best efforts to keep and maintain the existing favorable business relationship with each of such customers, suppliers and officers, employees and agents. If WBI Group or such any Selling Shareholder becomes aware of deterioration in a relationship with any customer, supplier or officer, employee or agent, WBI Group such Selling Shareholder will promptly bring such information to the attention of TMFT and will exert its best efforts to restore such relationship.

4.2  Absence of Certain Changes.

     Prior to the Closing, including 90 days prior to this Agreement, except for the GPL Put/Call Option, and except as expressly permitted or contemplated hereby, neither WBI Group nor any Selling Shareholder has caused WBI Group or will, without TMFT's prior express written consent, cause WBI Group to:

          (i) Incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party; or

          (ii) Set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from, any of its Shareholders; or

         (iii) Issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock; or

          (iv) Enter into, amend or terminate any employment agreement or any agreement or arrangement which, if in effect on the date hereof, would be required to be disclosed; or

           (v) Extraordinarily increase the compensation payable or to become payable by WBI Group to any of its officers, employees or agents above the amount payable, or adopt or amend any employee benefit plan or arrangement; or

          (vi) Acquire or dispose of any material properties or assets used in its business except the '7-up' litigation, which has been assigned away from the Parties to a third party, as disclosed on Exhibit L; or

         (vii) Waive any statute of limitations so as to extend any tax or other liability of WBI Group; or

        (viii) Permit any material change in the nature of the business of WBI Group or the manner in which the WBI Group books and records are maintained; or

          (ix) Create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets, except for purchase money security interests incurred in the ordinary course of business; or

           (x) Enter into, amend or terminate any lease of real or personal property; or

          (xi) Amend its Articles of Incorporation or Bylaws; or

         (xii) Engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof.

4.3  Maintenance of Condition.

     Prior to the Closing, including 90 days prior to this Agreement, except for the GPL Put/Call Option, and except as expressly permitted or contemplated hereby, neither the WBI Group nor Selling Shareholders will, without TMFT's prior express written consent:

          (i) Enter into any agreement, restriction or understanding with respect to the sale, transfer or voting of any shares of the WBI shares or GPL Units; or

          (ii) Permit any change in the good, valid and marketable title to his or her WBI Shares or GPL Units, including the imposition any lien, charge or encumbrance on such stock; or

         (iii) Impair his or her right, power and authority to sell, assign, transfer and deliver the WBI Shares or GPL Units, to execute this Agreement and the agreements related hereto, to make the representations, warranties and agreements contained herein and in the related agreements and to perform his or her obligations hereunder and under the agreements related hereto; or

          (iv) Be obligated under any agreement or judgment that would conflict with such Selling Shareholder's obligations under the proposed Employment Agreement or Non-competition Agreement attached, as applicable; or

           (v) Enter into any agreement containing a covenant or covenants that purport to limit the ability or right of any Selling Shareholder to engage in any lawful business activity.

4.4  Access to Information

     At all times throughout the period prior to the Closing, WBI Group will give TMFT and its accountants, legal counsel and other representatives reasonable access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of WBI Group, and will furnish TMFT, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as TMFT may reasonably request; provided, however, that any furnishing of such information pursuant hereto or any investigation by TMFT shall not affect TMFT's right to rely on the representations, warranties and covenants made by WBI Group in this Agreement.

4.5  Prior to the Closing

     WBI Group shall continue to maintain properties of WBI Group that are material to its business operations, prospects or financial condition, and to maintain its tangible assets as they have heretofore been maintained by WBI Group in the ordinary course of business.

4.6  Compliance with Obligations.

     Prior to the Closing, WBI Group shall comply with: (a) All applicable federal, state, local and foreign laws, rules and regulations; and

     (b) All material agreements and obligations, including Articles of Incorporation and Bylaws, by which it, its properties or its assets may be bound; and

     (c) All decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to WBI Group, its properties or assets, which, if enforced individually or in the aggregate, would have a material adverse effect on WBI Group.

4.7  Necessary Consents.

     Prior to the Closing, WBI Group and each Selling Shareholders will use their best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of WBI's and GPL's business after the Closing as conducted and as proposed to be conducted at the date hereof.

4.8  Notification

     WBI Group will give prompt notice to TMFT of:

     (a) Any notice of default received by WBI Group subsequent to the date of this Agreement under any material instrument or material agreement to which WBI Group is a party or by which it is bound, which default could, if not remedied, result in any material adverse change in the financial condition, business or prospects of WBI Group, taken as a whole, or which would render incorrect in any material respect any representation made herein, and

     (b) Any suit, action, proceeding or investigation instituted or, to the knowledge of WBI Group or any Selling Shareholders, threatened against or affecting WBI Group or concerning any claim of ownership of or rights with respect to any WBI Shares subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in any material adverse change in the financial condition, business or prospects of WBI Group, taken as a whole, or which would render incorrect any representation made herein.

4.9  Good Faith

     From the date hereof until the termination of this Agreement, neither WBI Group, any Selling Shareholders nor any of its officers or directors will initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate on its behalf, with any other party, or entertain or consider (except to the extent required by their respective fiduciary duties) any inquiries or proposals received from any other party, concerning the possible disposition of WBI Group's business, assets or capital stock.

                  ARTICLE V: Covenants Of TMFT

5.1  Investment Representation.

     TMFT hereby represents, warrants and agrees that it is acquiring the WBI Shares solely for purposes of investment and not with a view to any public distribution thereof. TMFT will deliver to WBI at the Closing an investment representation, in form and substance to the reasonable satisfaction of Selling Shareholders and their counsel.

5.2  Documents.

     TMFT agrees to deliver unto Selling Shareholders at the Closing, duly certified as of the Closing Date by the Secretary or any Assistant Secretary of TMFT, copies of resolutions duly adopted by TMFT 's Board of Directors, authorizing the execution, delivery and performance of this Agreement and all agreements related hereto. Such resolutions and certification shall be in form and substance to the reasonable satisfaction of Selling Shareholders and their counsel.

              ARTICLE VI: Conditions To Obligations Of TMFT

     The obligations of TMFT to consummate the transactions contemplated hereby are, at TMFT's election, subject to satisfaction or waiver of the following conditions:

6.1  Consents and Approvals.

     WBI Group shall have obtained all consents and approvals of third parties (including governmental authorities) required of WBI Group and TMFT to consummate the transactions contemplated by this Agreement.

6.2  Representations:

     All representations and warranties made herein by WBI Group and/or the Selling Shareholders shall be true in all material respects as of the date made and as of the Closing, except to the extent such representations and warranties are rendered untrue by the performance by WBI Group, or any Selling Shareholder of obligations and agreements undertaken by them to be performed at or prior to the Closing as set forth in this Agreement. WBI Group and each Selling Shareholder shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

6.3  Certificate.

     TMFT shall have received at the Closing a certificate, dated as of the Closing and executed by WBI's President and each Selling Shareholder, to the effect that the conditions set forth in Article VI have been satisfied. If any representation or warranty made herein is not true as of the Closing, such certificate shall identify such representation or warranty expressly and shall indicate in reasonable detail the nature of all exceptions thereto not previously disclosed in the Schedule of Exceptions. If TMFT thereafter elects to consummate the transactions contemplated hereby, Selling Shareholders shall not be liable for indemnification for any Damages resulting solely from the facts described in such certificate.

6.4  Opinion of Counsel.

     TMFT shall have received at the Closing the opinion of counsel to WBI Group and the Selling Shareholders, in form and substance satisfactory to TMFT and its counsel, to the effect that:

     (a) WBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business and to counsel's actual knowledge is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary; GPL is a Limited Liability Company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly foreign qualified to do business in the state of Arizona and for the purpose of conducting GPL's business, has paid a business transaction fee in the states of California and New York and a "Replacement Tax" in the state of Illinois.

     (b) All outstanding shares of such stock held by the Selling
Shareholders are held of record and beneficially as set forth on Exhibit A
All outstanding shares of WBI capital stock have been validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable federal and state securities laws (provided such counsel need not express any opinion with respect to the anti-fraud provisions of such securities laws). The GPL transferred units are held by WBI Group are held of record and beneficially as set forth on Exhibit A. All of the GPL Transferred units have been validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable federal and state securities laws (provided such counsel need not express any opinion with respect to the anti-fraud provisions of such securities laws).

     (c) To such counsel's actual knowledge, no right of first refusal option or other restriction is applicable to the WBI Shares. To such counsel's actual knowledge, WBI does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of its capital stock or other securities, or to be paid any amount based on the value of any such securities. To such counsel's actual knowledge, except for the GPL Put/Call Option, no other right of first refusal option or other restriction is applicable to the. To such counsel's actual knowledge, the do not have any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of its capital stock or other securities, or to be paid any amount based on the value of any such securities. However, GPL may acquire the remaining 15% of GPL or the GPL Un-transferred Units, voluntarily or involuntarily, according to the GPL Put/Call Option.

     (d) WBI Group has full corporate power and authority to execute and deliver, and to perform its obligations under this Agreement. WBI Group has taken all requisite corporate action to approve and adopt this Agreement and the performance by WBI Group of its obligations hereunder. This Agreement has been duly and validly executed and delivered by WBI constitutes a legal, valid and binding obligations of WBI, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights generally and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     (e) To such counsel's actual knowledge, except as previously disclosed by WBI, the execution and delivery of this Agreement and the Related Agreements by WBI Group, and the performance and consummation by WBI Group of the transactions contemplated by this Agreement and Related Agreements, do not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of WBI Group's Articles of Incorporation or Bylaws, GPL Operating Agreement, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or to the best of such counsel' s actual knowledge, any material agreement, lease or other instrument to which WBI Group or any Selling Shareholders is a party or to which it or any of WBI's assets are subject.

     (f) Assuming TMFT is a bona fide purchaser within the meaning of 8 of the Uniform Commercial Code, to such counsel's actual knowledge the transfer and assignment in accordance with this Agreement by or on behalf of each Selling Shareholder to TMFT of the WBI Shares and GPL Transferred Units to be purchased from such Selling Shareholders, against the payment provided by this Agreement, will transfer good, absolute, valid and marketable title thereto, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever.

     (g) Except for the consent required by the City of Afton, Wyoming, to which WBI Group has previously represented and warranted that such consent had been granted on the 11th day of January, 2000 as displayed on Exhibit T to such counsel's actual knowledge, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body required for the consummation by WBI Group and WBI Shareholders of the transactions contemplated by this Agreement which has not been obtained.

     (h) To such counsel's actual knowledge, except as disclosed on Exhibit L there is no suit, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened to which WBI Group or any Selling Shareholder is a party.

     (i) To such counsel's actual knowledge, , attached hereto, there is no outstanding judicial or administrative order, ruling, decree, judgment or stipulation to which WBI Group or any Shareholders is a party or is subject materially adversely affecting or threatening WBI or its business or financial condition.

6.5  Delivery of the WBI Shares.

     TMFT shall have received at the Closing certificates representing all of the WBI Shares are duly endorsed to TMFT or accompanied by stock powers duly executed in blank (with signatures guaranteed by any national bank or trust company) and otherwise in form acceptable for transfer on the books of WBI or GPL, duly endorsed to TMFT.

6.6  Good Standing Certificate.

     TMFT shall have received within 60 days of Closing, a Status Certificate from WBI, issued by the Secretary of State of the State of Wyoming and a good standing certificate from any other state in which WBI and GPL is qualified to do business, dated as of the date hereof, including the states of Delaware and Arizona in which GPL conducts business.

6.7  Resignations.

     Except for Mr. Michael Vance, who shall continue as an officer and director of TMFT, each of the senior officers and directors of WBI immediately prior to the Closing shall have resigned, effective as of the Closing, as officers and directors of WBI; this section to have no effect on WBI's hired employees

6.8  No Material Adverse Change.

     During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the condition (financial or other), liabilities, business or prospects of WBI Group and Selling Shareholders shall not have sustained any material uninsured loss or damage to its assets that could materially and adversely affect its ability to conduct its business.

6.9  No Actions

     Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the good faith judgment of TMFT's Board of Directors (acting upon advice of its outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

6.10 Proceedings and Documents.

     All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance to the reasonable satisfaction of TMFT's counsel, and TMFT shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.11 Earn-in Consideration:

     Upon Closing, the Parties agree that Mr. C. Michael Vance shall be solely and specifically subject to the following Earn-In Provision wherein a total of one million shares of Mr. Vance's TMFT Stock shall be set aside and not issued to Mr. Vance ("Mr. Vance's Earn-in Stock") to Mr. Vance ("Mr. Vance's Earn-in Stock") unless:

     (a) the annual gross revenue of WBI increases by at least f $500,000 for year ended December 31, 2001 over the same period for the preceding year, at which time the Parties agree to release to Mr. Vance 500,000 shares of Mr. Vance's Earn-In Stock; and

     (b) the annual gross revenue of WBI increases by at least $500,000 for year ended December 31, 2002 over the same period for the preceding year, at which time the Parties agree to release to Mr. Vance 500,000 shares of Mr. Vance's Earn-In Stock

     The above Earn-in Provision is not contingent upon continued employment of Mr. C. Michael Vance; nor shall it result in any taxable event. The Parties have agreed upon the Earn-in Provision as a means to set-aside or holdback shares from only one of the Selling Shareholders to ensure that the Purchaser receives the bona-fide agreed-upon value in the transaction.

     ARTICLE VII: Conditions To Obligations Of WBI And WBI Shareholders

     The obligations of WBI and WBI Shareholders to consummate the transactions contemplated hereby are, at WBI's election, subject to satisfaction or waiver of the following conditions satisfied by TMFT:

7.1  Consents and Approvals.

     TMFT shall have obtained all consents and approvals of third parties (including governmental authorities) required of WBI and TMFT to consummate the transactions contemplated by this Agreement.

7.2  Representations

     All representations and warranties made herein by TMFT shall be true in all material respects as of the date made and as of the Closing except to the extent such representations and warranties are rendered untrue by the performance by TMFT of obligations and agreements undertaken by it to be performed at or prior to the Closing as set forth in this Agreement. TMFT shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

7.3  Opinion of Counsel.

     WBI shall have received at the Closing the opinion of Mr. Leonard W. Burningham, Esq., counsel to TMFT, in form and substance satisfactory to WBI and their counsel, to the effect that:

     (a) TMFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted;

     (b) TMFT has full corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and the Related Agreements. TMFT has taken all requisite corporate action to approve and adopt this Agreement and the Related Agreements, and the performance by TMFT of its obligations hereunder and hereunder. This Agreement and the Related Agreements have been duly and validly executed and delivered by TMFT and constitute legal, valid and binding obligations of TMFT, enforceable against it in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

     (c) The execution and delivery of this Agreement by TMFT, and the performance and consummation by TMFT of the transactions contemplated by this Agreement, does not violate any provision of TMFT's Certificate of Incorporation or Bylaws, and does not constitute a material default under the provisions of any material agreement known to counsel to which TMFT is a party or by which it is bound;

     (d) There is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body required for the consummation by TMFT of the transactions contemplated by this Agreement which has not been obtained;

     (e) The execution and delivery of this Agreement and the Related Agreements by TMFT and the performance and consummation by TMFT of the transactions contemplated by this Agreement and the Related Agreements, does not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of TMFT's Certificate of Incorporation or Bylaws, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or to such counsel' s knowledge, any material agreement, lease or other instrument to which TMFT is a party or to which it or any of its assets are subject;

     (f) To such counsel's actual knowledge, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body required for the consummation by TMFT and TMFT shareholders of the transactions contemplated by this Agreement which has not been obtained;

     (g) To such counsel's actual knowledge, there is no suit, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened to which TMFT or any TMFT shareholder is a party;

     (h) To such counsel's actual knowledge, there is no outstanding judicial or administrative order, ruling, decree, judgment or stipulation to which TMFT or any TMFT shareholder is a party or is subject materially adversely affecting or threatening TMFT or its business or financial condition.

7.4  Board of Directors.

     TMFT shall cause its Articles of Incorporation and Corporate By-laws to be changed to have its Board of Directors (the "Board") consist of seven members; in connection with this Acquisition, TMFT shall allow one open seat on its Board of Directors for WBI, and shall agree to appoint Mr. Christopher
M. Vance to such Board of Directors at the next Special Meeting called by the Board.

     At the Closing, the newly elected Board of Directors of TMFT shall elect Mr. Christopher M. Vance to serve as the president of its Company; and at the next Special Meeting called by the newly elected Board of Directors of TMFT, the Company shall execute an Employment Agreement, with attached
Non-Competition Agreement, for Mr. Vance.

7.5  No Action.


     Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the good faith judgment of WBI (acting upon advice of their outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

7.6  Completed Acquisition of API.

     As a prior condition precedent to the Closing of this Agreement, TMFT shall have completed the acquisition of API by acquiring all the issued and outstanding shares of API from the API Shareholders in exchange for shares of TMFT; wherein API shall become a wholly owned subsidiary of TMFT.

                         ARTICLE VIII:  Termination

8.1  Termination by Mutual Consent.

     At any time prior to the Closing, this Agreement may be terminated by mutual written consent of TMFT, WBI and Selling Shareholders.

8.2  Termination by TMFT.

     TMFT may terminate this Agreement at any time prior to the Closing by delivery of written notice to WBI or Selling Shareholders if:

     (a) There has been a material adverse change since the date of the WBI Group Unconsolidated Financials in WBI's business, assets, financial condition or prospects; or

     (b) WBI or Selling Shareholders have violated this Agreement in any material respect; or

     (c) Any representation or warranty made by WBI or WBI in this Agreement is false or inaccurate in any material respect or there is any material
misrepresentation or material omission by WBI or WBI; or   (d) Any condition
has not been satisfied (or waived by TMFT) on or prior to the Closing Date; or

     (e) The closing has not occurred on or before March 15th, 2001.

8.3  Termination by WBI.

     WBI may terminate this Agreement at any time prior to the Closing by delivery of written notice to TMFT if TMFT has violated this Agreement in any material respect; any representation or warranty made by TMFT in this Agreement is false or inaccurate in any material respect or there is any material misrepresentation or material omission by TMFT; or any condition has not been satisfied (or waived by WBI) on or prior to the Closing Date; or the closing has not occurred on or before March 15th, 2001.

                          ARTICLE IX: Miscellaneous

9.1  Notices.

     Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third business day after mailing by certified or registered mail, postage prepaid, as follows:

     (a) If to TMFT:               Mr. David Merrell, President
                              The Theme Factory, Inc.
                              9005 Cobble Canyon Lane
                              Sandy, Utah 84403

          With a copy to:

                              Mr. Leonard W. Burningham, Esq.
                              Hermes Building, Suite 205
                              455 East Fifth South
                              Salt Lake City, Utah 84111-3323

     (b) If to WBI Group:

                              Mr. Christopher M. Vance, President
                              Water Star Bottling, Inc.
                              And Geyser Products, LLC
                              PO Box 1685
                              Mesa, AZ 85211

          With a copy to:

                              Mr. Stephen L. West, Esq.
                              Udall, Shumway, Blackhurst,
                              Allen & Lyons, P.C.
                              30 West First Street
                              Mesa, Arizona 85201

     (c) If to Selling
          Shareholders:

                              Mr. Christopher M. and Debra A. Vance
                              1728 E. Lockwood St.
                              Mesa, Arizona 85203

Or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

9.2  Entire Agreement.

     This Agreement constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

9.3  Confidentiality.

     Except for disclosure (if any) required by any law to which any party is subject, no public announcement regarding the consummation of the transactions described herein, shall be made without the approval of TMFT and WBI. TMFT, WBI and WBI Shareholders agree to hold all information regarding the Letter of Intent and the transactions described herein in confidence until the time of any such public announcement.

9.4  Limitation on Communication with Other Parties.

WBI and the Selling Shareholders agree to refrain from initiating any contact or participating in any discussions with any person other than their own representatives relating to a purchase of the WBI Shares or assets or an acquisition, merger or reorganization of WBI. Such agreement shall terminate upon the closing of this Agreement.

9.5  Successors and Assigns.

     No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and permitted assigns of the parties hereto.

9.6  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

9.7  Survival.

     The representations and warranties made by the parties hereto in this Agreement, and their respective obligations to be performed under the terms hereof at or prior to the Closing hereunder shall terminate and expire one year after the Closing Date, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

9.8  Arbitration.

     Arbitration shall be the initial means for resolving disputes between the parties with respect to this Agreement and any agreements related thereto, and any such arbitration shall take place in the county of Maricopa, in the state of Arizona. If any party wishes to commence arbitration hereunder, it shall serve written notice to such effect on the other party or parties hereto and, within fifteen (15) days thereafter, the parties shall mutually select a single arbitrator to conduct such arbitration. In the event that the parties fail to agree on such single person, each of the parties shall choose one (1) member of three- (3) member panel and those two (Section 2) members shall select a third. In conducting the arbitration, the arbitrator or arbitration panel shall apply the Commercial Arbitration Rules of the American Arbitration Association as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to any extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. The arbitrator shall decide the dispute upon equitable principles and industry usage, as determined by the arbitrator, but shall not modify the terms of this Agreement. Costs and expenses, including reasonable attorneys ' fees, incurred with respect to the arbitration shall be borne by the losing party, unless otherwise determined by the arbitrator based on a showing of good cause to vary from usual rule expressed in this sentence. The arbitrator's award shall be final and unappealable. A judgment upon the award may be entered in any court having jurisdiction of the parties.

9.9  Confidential.

     TMFT and its representatives agree that all information obtained during its investigation conducted that is not publicly available will be held in confidence and will be used solely for the purpose of evaluating the TMFT investment in WBI. In the event the transaction contemplated by this Agreement does not close, all copies of such information will be returned to WBI, and such information will continue to be kept in confidence by TMFT and its representatives, except for such information that is required to be disclosed by court order or decree or that is otherwise in the public domain.

9.10      Captions and/or Headings:

     The Captions and /or Headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9.11      Counterparts.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.


DEFINITIONS:

"Actual knowledge" - Notwithstanding anything herein to the contrary, a Person will only be deemed to have actual knowledge if such Person is actually aware of such fact or other matter, and does not imply or require any independent investigation.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--any loss, liability, claim, damage (incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) Any Breach of any representation or warranty made by any Party in this Agreement; or

     (b) Any Breach by any Party of any covenant or obligation of any Party in this Agreement; or

     (c) Any claim by any Person for finder's fees based upon any agreement or understanding alleged to have been made by any such Person in connection with any of the Contemplated Transactions.

"Duty of Care"-Directors occupy a fiduciary relationship to the Corporation, and must exercise the care of ordinarily prudent and diligent persons in like positions.

"Earn-In Provision"-Shares agreed to be issued but set aside as unissued in contemplation of Specific Performance or Act to certain shareholders to earn such shares or not, per the provisions set forth in Section 6.11.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) Any environmental, health, or safety matters or conditions
(including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products); or

     (b) Fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; or

     (c) Financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) Any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

"Environmental Law"--any Legal Requirement that requires or relates to:

     (a) Advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; or

     (b) Preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; or

     (c) Reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; or

     (d) Assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; or

     (e) Protecting resources, species, or ecological amenities; or

     (f) Reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; or

     (g) Cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) Making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Exchange Act" - the Exchange Act of 1934, as amended.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"-includes any

     (a) Nation, state, county, city, town, village, district, or other jurisdiction of any nature; or

     (b) Federal, state, local, municipal, foreign, or other government; or

     (c) Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

     (d) Multi-national organization or body; or

     (e) Body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

"HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Intellectual Property Assets" -includes

     (i) In the case of WBI Group, the name Geyser Products, LLC and Water Star Bottling, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); and

     (ii) All patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); and

     (iii) All copyrights in both published works and unpublished works (collectively, "Copyrights"); and

     (iv) All know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) Such individual is actually aware of such fact or other matter; or, a prudent individual in similar circumstances should be expected to be aware of such fact or other matter if he or she had conducted a reasonably thorough inquiry concerning the existence of such fact or other matter; or

     (b) In the case of an officer or director of a corporation, he or she would be expected to either know or should have known of facts or other matters material to the corporation, in the course of conducting reasonable corporate governance in satisfying their Duty of Care to the Corporation; or a prudent officer or director in similar circumstances should be expected to be aware of facts or other matters material to the corporation, if he or she had conducted a reasonably thorough inquiry concerning such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had or should have had, knowledge of such fact or other matter.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

     (b) Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

     (c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"-

     (a) The articles or certificate of incorporation and the bylaws of a corporation;

     (b) The partnership agreement and any statement of partnership of a general partnership;

     (c) The limited partnership agreement and the certificate of limited partnership of a limited partnership;

     (d) Any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

     (e) Any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, Limited Liability Company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Related Person"--with respect to a particular individual,

     (a) Each other member of such individual's Family;

     (b) Any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) Any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933, as amended or any successor law.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

FACSIMILE COPY SHALL BE DEEMED AS ORIGINAL

IN WITNESS WHEREOF, the parties hereto have caused this definitive final and legally binding Agreement to be executed by their respective authorized officers as of this __ day of February 2001.

     The Theme Factory, Inc.:

By: /s/ David Merrell
Name:          Mr. David Merrell
Title:         President


     Water Star Bottling, Inc

By: /s/ Christopher M. Vance
Name:          Mr. Christopher M. Vance
Title:         President


Geyser Products, LLC

By: /s/ Christopher M. Vance
Name           Mr. Christopher M. Vance
Title          Manager Member


Selling Shareholders:

By: /s/ Christopher M. Vance
Name:     Mr. Christopher M Vance

By: /s/ Debra A. Vance
Name:     Debra A. Vance

                              EXHIBIT A
                  WATER STAR BOTTLING STOCKHOLDERS


     Christopher M. and Debra A. Vance               6,650,000
      1728 E. Lockwood St.
      Mesa, Arizona 85203